As filed with the Securities and Exchange Commission on March 28, 2023

Registration Nos. 333-180895

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3

to Form F-3 Registration Statement No. 333-180895

UNDER

THE SECURITIES ACT OF 1933

Atlas Corp.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-1529261
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

23 Berkeley Square

London, United Kingdom

W1J 6HE

Telephone: +44 20 7788 7819

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hillary H. Holmes

Mark D. Director

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Telephone: (346) 718-6600

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 (“Post-Effective Amendment No. 3”) to the Registration Statement on Form F-3, File No. 333-180895 (as amended, the “Registration Statement”), is being filed by Atlas Corp., a Republic of the Marshall Islands corporation (“Atlas” or the “Registrant”), as the successor registrant to Seaspan Corporation, a Republic of the Marshall Islands corporation and the former publicly-traded parent of Atlas, to deregister any and all common shares, par value $0.01 per share, of Atlas (the “Common Shares”) registered by the Registrant that remain unsold pursuant to the Registration Statement.

Effective as of March 28, 2023, as contemplated by the Agreement and Plan of Merger, dated as of October 31, 2022, by and among the Registrant, Poseidon Acquisition Corp. (“Poseidon”), and Poseidon Merger Sub, Inc., a wholly-owned subsidiary of Poseidon (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Poseidon (other than with respect to any of the Registrant’s preferred shares issued and outstanding) (the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Common Shares pursuant to existing registration statements, including the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Registrant’s Common Shares that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 3 to the Registration Statement, any and all Common Shares registered under the Registration Statement that remain unsold as of the effectiveness of the Merger on March 28, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, Hong Kong on March 28, 2023.

ATLAS CORP.

By:	/s/ Andrew E. Derksen
Andrew E. Derksen
Corporate Secretary and General Counsel

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of Atlas Corp., has signed this Post-Effective Amendment No. 3 to the Registration Statement in the City of Newark, State of Delaware, on March 28, 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Authorized Representative in the United States